                                                                    Exhibit 12.1

                           BELDEN & BLAKE CORPORATION
                      RATIOS OF EARNINGS TO FIXED CHARGES
                          (CONTINUING OPERATIONS ONLY)

                                                                                          SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                    JUNE 30, 2004
                                    ------------------------------------------------   ----------------------
                                      1999      2000      2001      2002      2003     HISTORICAL   PRO FORMA
                                    --------   -------   -------   -------   -------   ----------   ---------
                                                                                            (UNAUDITED,
                                                     (IN THOUSANDS)                        IN THOUSANDS)
Income from continuing operations
  before income taxes.............  $(27,576)  $ 7,316   $ 7,012   $14,185   $ 9,170    $ 7,559      $ 4,333
Fixed charges:
  Interest expense................    31,991    27,288    25,055    22,506    23,580     12,184       11,271
  Interest portion of rent
     expense......................       909       747       762       802       975        563          563
  Amortization of debt issuance
     costs........................     3,772     3,028     2,098     1,528     1,242        627          784
                                    --------   -------   -------   -------   -------    -------      -------
     Total fixed charges..........    36,672    31,063    27,915    24,836    25,797     13,374       12,618
                                    --------   -------   -------   -------   -------    -------      -------
Earnings before income taxes and
  fixed charges...................  $  9,096   $38,379   $34,927   $39,021   $34,967    $20,933      $16,951
                                    ========   =======   =======   =======   =======    =======      =======
Ratio of earnings to fixed
  charges.........................      0.2x      1.2x      1.3x      1.6x      1.4x       1.6x         1.3x
                                    ========   =======   =======   =======   =======    =======      =======